Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

RANDY POTTS ELECTED PRESIDENT
OF WINNEBAGO INDUSTRIES

FOREST CITY, IOWA, January 18, 2011 -- Winnebago Industries, Inc. (NYSE: WGO), a leading United States (U.S.) recreation vehicle manufacturer, today announced the Board of Directors elected Randy Potts to the position of President.

Potts, 52, is a 27-year veteran of Winnebago Industries and was promoted to the position of President effective immediately. Most recently serving as Senior Vice President, Strategic Planning, Potts joined Winnebago Industries in 1983 as a senior tool designer. He has served in various engineering and management positions since that time. In November 2009, he was promoted to the position of Senior Vice President, Strategic Planning and was responsible for new business development for the Company. Previously, Potts had served as Vice President, Manufacturing, a position he held from 2006 to 2009.

Bob Olson will retain the position of Chairman and Chief Executive Officer of Winnebago Industries, while relinquishing his title of President in order to focus on the Company's overall direction.

“Randy has a great working knowledge of the Company and its operations, having worked in senior management positions within Winnebago Industries for over a decade,” said Olson. “Under his leadership, he directed the Company's recent diversification efforts, culminating in the announcement on December 29, 2010 of the new Winnebago of Indiana, LLC subsidiary, which will build SunnyBrook and Winnebago brand towable products. I have the utmost confidence that he will continue to help the Company grow for the future.”

Potts is a graduate of Hawkeye Institute of Technology in Waterloo, Iowa.

About Winnebago Industries
Winnebago Industries, Inc., The Most Recognized Name In Motor Homes®, is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers and fifth wheel products under the Winnebago, Itasca, ERA and SunnyBrook brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

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